EXHIBIT 4.15

                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of January 19, 2007, by and among G. Willi-Food International, Ltd. ("Willi"), a corporation incorporated under the laws of the State of Israel, WF Kosher Food Distributors, Ltd., a Delaware corporation and wholly owned subsidiary of Willi (the "Buyer"), Laish Israeli Food Products Ltd., a New York corporation (the "Company"), and Arie Steiner, an individual ("Steiner," and together with the Company, the "Sellers," and each individually sometimes referred to herein as a "Seller"). Steiner is the sole shareholder of the Company.

                                    RECITALS

          1. The Company sells, markets, imports and distributes kosher food in the USA (the "BUSINESS").

          2. Buyer desires to purchase selected assets of the Company, and to assume the Assumed Obligations (referred to in Section 1(f)) of the Company.

          3. The Sellers desire to sell such assets and to cause Buyer to assume the Assumed Obligations of the Company.

          4. Sellers conduct the Business from its warehouse and office space ("Principal Office") located at 633 Court St., Brooklyn, New York 11231. 860 Nostrand Associates, LLC ("Nostrand Associates") is the owner of the Principal Office.

          5. Buyer desires to lease the Principal Office from Nostrand Associates in accordance with the terms and conditions of a lease agreement ("Lease Agreement") to be entered between Buyer and Nostrand Associates simultaneous with the Closing of this Agreement.

     Certain definitions related to this Agreement are set forth in Section 21.

                                    AGREEMENT


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NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt of which the parties hereto acknowledge to each other, the parties hereby agree as follows:

1.   Sale and Purchase of Assets.

     (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 6, the Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of the following assets and properties (the "Assets"):

          (i) The inventory listed on Schedule (1)(a)(i)(A) (the "Merchandise Inventory"). The value of the Merchandise Inventory is $2,209,630 ("Merchandise Inventory Value");

          (ii) Trade accounts receivable listed on Schedule (1)(a)(ii) (the "Purchased Trade Receivables"). The value of the Purchased Trade Receivables is $1,240,374 ("Purchased Trade Receivables Value");

          (iii) The fixed assets (the "Fixed Assets") of the Sellers all as set forth on Schedule (1)(a)(iii);

          (iv) The assignment of Sellers' lease arrangements for two trucks set forth on Schedule (1)(a)(iv);

          (v) The assignment of the Vendor Agreements and understandings with suppliers and vendors, whether written or otherwise listed in
               Schedule 1(a)(v);

          (vi) All of Sellers' rights under any products liability insurance policy (or similar agreement) under which Sellers are an insured, named as an additional insured or is otherwise a beneficiary, and all proceeds realized in connection therewith listed in Schedule 1(a)(vi);

          (vii) All proprietary knowledge, Trade Secrets, Confidential Information, computer software and licenses, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions and other similar know-how or rights Used in the conduct of the Sellers' business;


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          (viii) the Sellers' Permits and other authorizations of Governmental
               Authorities (to the extent such Permits and other authorizations of Governmental Authorities are transferable) and third parties, licenses, telephone numbers for all locations, facsimile numbers, website addresses, customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, choses in action and similar obligations owing to the Sellers from its present and former shareholders, officers, employees, agents and others, together with all databases, operating data and records (including credit records), files, papers, records and other data of the Sellers relative to the operation of the Sellers' business, i.e., customer records, vendor records, etc. The Sellers shall for a period of not less than three years make their records for transactions through the Closing available to the Buyer on request for review and copying (whether for the purpose of facilitating the preparation of Securities and Exchange Commission reports for Buyer's affiliates or otherwise), and they shall not destroy its respective records without first offering to deliver the same to the Buyer;

          (ix) all rights of the Sellers in and to the name Laish Israeli Food Products Ltd. and any other name that incorporates the word Laish and all variants thereof, and all other trade names, brand names, logos, trademarks and slogans Used in its business, all variants thereof and all goodwill associated therewith, it being understood that Sellers shall have the rights to the corporate name of the Company in accordance with Section 5(f);

          (x) all other purchase orders, customer orders, and other rights under contracts in the ordinary course;

          (xi) all rights and all intangible assets, including but not limited to (i) goodwill; (ii) customer agreements and contractual rights arising out of Company's ordinary course of business and (iii) software, information technologies, business forms, business files, vendor information and agreements, and other intellectual property related to the Company's business;

          (xii) Zanlacol inventory in the amount of $25,000.

     (b) Notwithstanding the foregoing, the following assets and properties ("Excluded Assets") are not included in the Assets:

          (i)  Cash;

          (ii) declined trade receivables listed in Schedule 1(a)(ii) in an amount equal to $119,605;

          (iii) Any rights accruing to the Company in connection with a litigation pending in the United States District Court for the Eastern District of New York, entitled Laish Food Products Ltd. v Jaffora-Tabori Ltd (Case No: 02CV1322); and

          (iv) Any other assets not being purchased hereunder, including security deposits, if any.


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     (c)  Any cash proceeds (inclusive of checks, money orders and credit card transactions) or return of security of the Excluded Assets received by the Buyer subsequent to the date of Closing shall be remitted by Buyer to the Company (and Company shall receive such remittance on behalf of the Sellers) within five (5) days from receipt. Conversely, any cash proceeds (inclusive of checks, money orders and credit card transactions) of the Assets received by the Sellers subsequent to the date of Closing shall be remitted by the Sellers to Buyer within five
          (5) days from receipt.

     (d) METHOD OF CONVEYANCE. The sale, transfer, conveyance, assignment and delivery by the Sellers of the Assets to the Buyer in accordance with
          Section 1(a) hereof shall be effected on the Closing Date by the Sellers' execution and delivery to the Buyer of a Bill of Sale with respect to the Sellers' transfer the Assets in form and scope agreeable between the parties (collectively the "CONVEYANCE DOCUMENT"). At the Closing, good, valid and marketable title to all of the Assets shall be transferred, conveyed, assigned and delivered by the Company to the Buyer pursuant to the Conveyance Document, free and clear of any and all Liens, excepting Assumed Obligations referred to in Section 1(f), and except for the lien by HSBC Bank for aggregate obligations of $427,402.37 included in the Assumed Trade Payables (defined below) which shall be satisfied at Closing as evidenced by a payoff letter in Schedule 1(d), and for which Sellers' shall instruct HSBC Bank, in the form of the instruction letter set forth in Schedule 1(d), to release the obligations by way of a UCC-3 termination statement.

     (e) REAL ESTATE LEASE. It is specifically understood and agreed by the parties hereto that concurrent with the signing of this Agreement, Nostrand Associates and Buyer shall enter into a real estate lease ("Lease") pursuant to which Nostrand Associates shall lease to Buyer, and Buyer shall lease from Nostrand Associates, the Principal Office simultaneously with the Closing of this Agreement.

     (f) ASSUMED OBLIGATIONS. At the Closing, the Buyer shall assume, and agree to satisfy and discharge as the same shall become due (the "Assumed Obligations"):

          (i) all trade accounts payable and accrued expenses that have been incurred in the ordinary course of the Company's business in connection with sales of Merchandise Inventory ("Assumed Trade Payables"); and

          (ii) the Sellers' liabilities and other obligations arising subsequent to the Closing under the truck leases listed on Schedule 1(a)(iv).


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     (g)  EXCLUDED LIABILITIES. Except for liabilities resulting from Buyer's breach of representations and warranties set forth in Section 9, and except as expressly set forth in Section 1(f), the Buyer shall not assume or be responsible at any time for any liability, obligation, debt or commitment of the Sellers, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise (the "Excluded Liabilities"). Without limiting the generality of the foregoing, Sellers expressly acknowledge and agree that the Sellers shall retain, and that Buyer shall not assume or otherwise be obligated to pay, perform, defend or discharge, any liability or obligation

          (i) incident to, arising out of or incurred with respect to, this Agreement and the transactions contemplated hereby (including any legal or other fees and expenses, all sales, income or other taxes arising out of the transactions contemplated hereby), except as otherwise expressly provided for in this Agreement;

          (ii) for taxes whether measured by income or otherwise incurred prior to the Closing Date;

          (iii) Any obligations incident to, arising out of or incurred with in connection with a litigation pending in the United States District Court for the Eastern District of New York, entitled Laish Food Products Ltd. v Jaffora- Tabori Ltd (Case No:
               02CV1322);

          (iv) under any foreign, federal, state or local law, rule, regulation, ordinance, program, Permit, or other Legal Requirement relating to health, safety, Hazardous Materials and environmental matters applicable to the Sellers' business and/or the facilities Used by the Sellers (whether or not owned by the Sellers) incurred prior to the Closing Date;

          (v) pertaining to products sold or manufactured or services performed or other actions taken or omitted by the Sellers prior to the Closing Date; or

          (vi) relating to any default by Sellers taking place before the Closing Date under any of the Assumed Obligations to the extent such default created or increased the liability or obligation.

          (vii) Sellers shall jointly and severally agree to satisfy and discharge the Excluded Liabilities as the same shall become due.

2.   Payment for Assets

     (a) As payment in full for the Assets being acquired by the Buyer hereunder and the non-compete agreements referred to in Section 7(c) hereof, Buyer shall pay to the Company (and Company shall receive such payment on behalf of the Sellers) (the "Purchase Price") in the manner set forth in this Section 2

          (i) the Purchased Trade Receivables Value equal to $1,240,374, reduced by Assumed Trade Payables equal to $853,094, for a net Purchased Trade Receivables Value equal to $387,280; plus


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          (ii) the Merchandise Inventory Value equal to $2,209,630 reduced by
               Assumed Trade Payables equal to $0, for a net Merchandise Inventory Value equal to $2,209,630, and further reduced by $275,000 {{discount}} for a total Net Merchandise Inventory Value equal to $1,934,630 ("Total Net Merchandise Inventory Value"); plus

          (iii) US$10,000 in respect of the non-compete agreements, plus

          (iv) US$990,000 in respect of all other Assets, including goodwill, plus

          (v)  US$25,000 in respect of the Zanlacol inventory.

          (vi) Notwithstanding any other provision in this Agreement, in the event Steiner is terminated for Cause (as defined in his employment agreement referred to in Section 7(c)(ii)) or Steiner terminates his employment with Buyer for any reason or for no reason (other than for disability and/or death), such termination shall be considered a fundamental breach of this Agreement by Sellers and Sellers shall have forfeited their rights to any portion of the Purchase Price not theretofore due and paid by Buyer to Sellers and Buyer shall have no obligation to make any then remaining outstanding Purchase Price payments to Sellers. Steiner may dispute his termination for Cause. In the event Steiner prevails on the issue of Cause, then Buyer shall forthwith remit to the Company the portion of the Purchase Price then due, if any, together with interest accrued thereon at the JPMorganChase prime rate to the extent any such payments were withheld from the Company during the period of time of such dispute.

3.   The Buyer shall make payment towards the Purchase Price as follows:

     (a) Buyer is hereby entitled to a US$50,000 credit against the Purchase Price in consideration for US$50,000 received by Sellers on December 20, 2006 by way of release of US$50,000 of escrow funds ("US$50,000 Deposit") deposited by Buyer on December 17, 2006 to the Law Offices of Sheldon Eisenberger ("Eisenberger") as escrow agent for the Buyer and Sellers; plus

     (b) On the Closing Date, Buyer shall pay to the Company (and Company shall receive on behalf of the Sellers) by wire transfer to a single account of the Company (Account Number: 660714345; ABA Number: 021001088; HSBC, 200 Montague Street, Brooklyn, New York 11201); plus

               (1)  US$550,000;

               (2)  $1,934,630 {{Total Net Merchandise Inventory Value}}; and

               (3) $77,187 {{75% of the $1,240,374 Trade Receivable Value reduced by Assumed Trade Payables equal to $853,094}};


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               (4)  $25,000 {{ Zanlacol inventory}}; plus

     (c)  Escrow Payments.

          (i) On the Closing Date, Buyer shall deliver to Klein & Hill and Eisenberger, as escrow agents (the "ESCROW AGENTS") $310,094 {{$25% of the Trade Receivable Value}} (the "Escrow Amount") by wire transfer to be held in the account of the Escrow Agents ("Escrow Account").

          (ii) The Escrow Agents shall distribute the Escrow Amount in accordance with the following:

               (1) No distributions shall be made to the Sellers during the period of time for which the outstanding Trade Receivables Value of the Purchased Trade Receivables equals or exceeds the sum of the Escrow Amount and US$400,000.

               (2) For each dollar of collected Purchased Trade Receivables collected by Buyer within one year from the date of invoice of such Purchased Trade Receivables, the Escrow Agents shall, in accordance with the terms of the Escrow Agreement, release from the Escrow Account to the Company (and the Company shall receive on behalf of the Sellers), dollar for dollar collected against those Purchased Trade Receivables, provided that the total outstanding Trade Receivables Value of the Purchased Trade Receivables on such date is below the sum of the Escrow Amount and US$400,000.

               (3) The Escrow Agents shall in accordance with the terms of the Escrow Agreement release to the Buyer (the "Escrow Indemnity") an amount equal to the value of such Delinquent Purchased Trade Receivable ("Delinquent Purchased Trade Receivable Value"). A "Delinquent Purchased Trade Receivable" means a Purchased Trade Receivable that remains uncollected within one year from the date of invoice of such Purchased Trade Receivable.

               (4) The Escrow Amount shall be held and released by the Escrow Agents pursuant to the terms and conditions of the Escrow Agreement to be entered into by and among the Buyer, Sellers and Escrow Agents on the Closing Date (the "ESCROW AGREEMENT"). The Escrow Agents shall place the Escrow Amount into an interest bearing account. A party entitled to the Escrow Amount shall be entitled to receive the accrued interest thereon; plus

     (d) Subject to Section (3)(d) or as otherwise expressly provided for in this Agreement, the Buyer shall make the following three payments totaling US$400,000 ("$400,000 Payment") by wire transfer, to a single account of the Company (and the Company shall receive on behalf of the Sellers), as set forth herein:

          (i) US$200,000 ("First Payment") no later than June 30, 2007 ("First Payment Date");


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          (ii) US$100,000 ("Second Payment") no later than December 31, 2007
               ("Second Payment Date"); and

          (iii) US$100,000 ("Third Payment," and together with the First Payment and the Second Payment, the "Payments" and individually, a "Payment") no later than June 30, 2008 ("Third Payment Date," and together with the First Payment Date, Second Payment Date and Third Payment Date the "Payment Dates" and individually, a "Payment Date").

     (e)  Payments shall be subject to the following:

          (i) Sellers forfeit their rights to Payments to the extent not theretofore paid, and Buyer shall have no obligation to make any Payments to Sellers, if any representation and warranty in
               Section 8 is false or misleading.

          (ii) Sellers forfeit their rights to Payments in accordance with
               Section 2(a)(v).

          (iii) No Payments shall be made until the Escrow Agents shall have distributed all amounts from the Escrow Account in accordance with Section (3)(c)(ii).

          (iv) On the date a Purchased Trade Receivable becomes a Delinquent Purchased Trade Receivable, Buyer may offset Payments by the Delinquent Purchased Trade Receivable Value for any such Delinquent Purchased Trade Receivable, subject to Section
               (5)(a)(ii)(3). In the event Buyer offsets Payments in accordance with this Section, Buyer shall provide Sellers with a notice of such offset and a copy of the Delinquent Purchased Trade Receivable.

          (v) Payments shall be made subject to Section 5(a)(ii)(3) and payments shall only be due and payable to the extent the value of the cumulative Payments outstanding as of any Payment Date exceed the then outstanding uncollected Trade Receivables Value ("Payment Excess"). No Payments shall be due and payable on any Payment Date to the extent the outstanding uncollected Trade Receivables Value equals or exceeds the cumulative Payments outstanding on a Payment Date ("Payment Shortfall"). To the extent payments are not made on a Payment Date due to a Payment Shortfall, Buyer and Seller shall on a monthly basis jointly determine whether a Payment Shortfall or Payment Excess exists. If Buyer and Sellers jointly determine that there is a Payment Excess on such determination date, then Buyer shall promptly make payments to the Company in the amount equal to such Payment Excess.

     (f) The Purchase Price shall be allocated, apportioned and adjusted in the manner specified in IRS Form 8594 attached as Schedule 3(e) and the parties agree to abide by such allocations for all tax reporting purposes.


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4.   Bank Guaranty. The $400,000 Payment will be guaranteed by a bank guaranty
     ("Bank Guaranty"). Payments under the Bank Guaranty shall be subject to Section (3)(d) or as otherwise expressly provided for in this Agreement. No Payments shall be made under the Bank Guaranty in the event Steiner is terminated for Cause (as defined in his Employment Agreement referred to in Section 7(c)(ii)). The terms and conditions of the Bank Guaranty shall be governed by the Bank Guaranty dated the date hereof and attached as Exhibit
     (4) to this Agreement.

5.   Certain Other Agreements:

     (a)  Purchased Trade Receivables.

          (i)  Buyer's Agreements:

               (1) Until the full collection of the Purchased Trade Receivables, Buyer shall provide the Company on the 15th and 30th of each month from the date of the Closing a list of all Purchased Trade Receivable collections and will provide the Company on the 30th of each month an aged accounts receivable.

               (2) Buyer may issue credits or discounts to any customer, provided, however, that any credit or discount applied to a Purchased Trade Receivable of a customer (or any outstanding portion thereof) will be deemed to be a payment (or partial payment, as applicable) of such Purchased Trade Receivable.

               (3) Buyer may sell cash on delivery ("COD") to any customer that has an outstanding trade balance due to Buyer under a Purchased Trade Receivable without Buyer being required to apply such COD payment towards any outstanding Purchased Trade Receivable held by the Buyer as against such customer, but only so long as the balance of any such Purchased Trade Receivable is not outstanding more than 90 days from the Closing Date.

               (4) Buyer may sell COD to any customer that has an outstanding trade balance due to Buyer under a Purchased Trade Receivable but Buyer shall apply such COD payment towards the payment of the balance of any outstanding Purchased Trade Receivable that is outstanding more than 90 days from the Closing Date.

               (5) Buyer shall not sell on credit to any customer who has an outstanding Purchased Trade Receivable that is outstanding more than 90 days from the Closing Date until the Purchased Trade Receivables held by the Buyer as against such customer shall not be outstanding more than 90 days from the Closing Date.

               (6) Buyer may sell on credit to any customer who has an outstanding Purchased Trade Receivable that is not outstanding more than 90 days from the Closing Date, provided that any credit payments made by such customer shall first be applied to the payment of any outstanding Purchased Trade Receivable.

               (7) Buyer shall use its best efforts to collect the Purchased Trade Receivables.


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          (ii) Sellers' Agreements.

               (1) Sellers shall assist and use its best efforts to collect the Purchased Trade Receivables

               (2) Sellers guaranty the full payment of the Purchased Trade Receivables to Buyer provided that Buyer shall have complied with its obligations set forth in Sections 5(a)(i)(2)-(7).

               (3) Buyer shall have the right to recover the value of any Delinquent Purchased Trade Receivable in accordance with the following:

                    (a) First, Buyer shall be entitled to the Escrow Indemnity in accordance with Section 3(b)(ii);

                    (b) Second, after the time when all Escrow Amounts shall have been distributed in accordance with Section
                         (3)(b)(ii), Payments shall forthwith be offset by the Delinquent Purchased Trade Receivable Value for any Delinquent Purchased Trade Receivable ("Payment Indemnity") in accordance with Section (3)(d);

                    (c) Third, after the time when all Payments shall have been distributed and offset, or both, in accordance with
                         Section 3, Sellers shall, upon the submission by Buyer to either Seller of a Delinquent Purchased Trade Receivable, forthwith jointly and severally fully indemnify and reimburse Buyer ("Sellers' Delinquent Purchased Trade Receivable Indemnity") for the Delinquent Purchased Trade Receivable Value for such Delinquent Purchased Trade Receivable. Sellers' indemnity obligation under this subsection is conditional on Buyer's fulfillment of its obligations under Sections 5(a)(i)(2)-(7).

     (b)  Assumed Obligations

          (i) Buyer's Agreements. Buyer shall promptly pay the Assumed Obligations as they become due and payable and shall indemnify Sellers in the event such Assumed Obligations are not made timely and Sellers suffer direct damages, including reasonable court expenses and legal fees, as a result of such untimely payments. Willi guaranties the payment of the Assumed Trade Payables.

          (ii) Sellers' Agreements. In the event of the assertion or commencement by any person of any demand, claim or legal proceeding against Sellers with respect to an Assumed Trade Payable Sellers shall immediately notify Willi and Buyer of such assertion or commencement of any demand, claim or legal proceeding, and Willi and Buyer shall have the right, at their election, to proceed on behalf of Sellers with the defense of such demand, claim or legal proceeding on their own.


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     (c)  Delinquent Purchased Trade Receivable. Any Delinquent Purchased Trade
          Receivable for which Buyer received a set-off in accordance with Sections 3(b)(3), 3(d) and 5(a)(ii)(3) shall revert back to the Sellers and the Sellers may at its discretion pursue the collection of such reverted Delinquent Purchased Trade Receivable for its own benefit.

     (d) Suppliers. Sellers agree to introduce the Company's suppliers to the Buyer. Steiner shall accompany Buyer's representatives in face-to-face meetings with the Company's suppliers, including but not limited to, face-to-face meetings with the Company's suppliers located in Israel. Expenses incurred by Sellers in furtherance of compliance with this Section shall be borne solely by Buyer.

     (e)  Employees.

          (i) Willi or the Buyer shall have, at its sole discretion, the right to employ the Company's employees.

          (ii) For the avoidance of doubt, the Sellers shall jointly and severally bear all costs and expenses (including, but not limited to, inter alia, salary, social and pension rights and compensation, retirement compensation plans), regarding the employment (and the termination thereof), of such employees during the period prior to the employment of such employees by the Willi or the Buyer, and neither Willi nor the Buyer undertakes to repay or reimburse the Sellers or any such employee for such costs and expenses.

     (f)  Corporate Name.

          (i) Each Seller hereby represents, warrants and covenants to the Buyer that the corporate name of the Company is as set forth on the signature page hereof and further agrees and acknowledges that such name is included with the Assets and that the exclusive right to use such name will be transferred to the Buyer on the Closing Date.

          (ii) Buyer hereby agrees to allow Sellers to use the corporate name of the Company solely for the purposes of winding down the business of the Company and for allowing Sellers to cash checks made out to the order of Laish Israeli Food Products Ltd. for products sold by Sellers prior to the Closing Date hereof. Sellers shall, at the later of such time as Buyer and Sellers shall jointly conclude that corporate name of the Company is no longer needed and the third anniversary of the Closing Date hereof, cause the filing of an appropriate amendment to the Company's Certificate of Incorporation changing its name to a name which is in no way similar to the corporate name set forth on the signature page hereof and shall furnish such written consents and assignments as the Buyer shall hereafter reasonably request in connection with such name change.

          (iii) Buyer agrees not to use the corporate name "Laish Israeli Food Products Ltd." during the period of time that the Bank Guaranty referred to in Section 4 shall remain in effect.


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          (iv) For purposes of clarification, Buyer agrees that, notwithstanding anything to the contrary in Section 1(ix) and Section 5(f), David Steiner owns, and shall continue to own after the Closing Date, the right to the name "Laish Dairy Ltd." and may continue to use such name after the Closing Date.

     (g) Pro-Rating. The parties agree to make an adjustment after the Closing to account for such events as expenses a party may pay on account of the other party for bills that crossed their respective periods of operation (e.g., telephone and other utility bills). The parties shall pay their allocable portion within 5 days of receipt of amounts due.

     (h) Sellers agree to produce and deliver to Buyer all invoices relating to the Assumed Trade Payables and Merchandise Inventory upon request by Buyer.

     (i) Sellers agree that the amount set forth on any invoice in connection with the Assumed Trade Payables or otherwise owing by Sellers reflects the complete and accurate record paid by Sellers in connection with such invoice.

6.   Closing.

     (a) The Closing of this transaction will take place at the office of Klein & Hill, 521 Fifth Avenue, 24th Floor, New York, N.Y. 10175, at 10:00 a.m., or at such other place and time mutually agreed upon among the parties, on or before January 31, 2007, but if there is a force majeure impediment to closing on that day, the term means the first business day thereafter on which there is no such impediment to Closing, at which time the Buyer will pay the Purchase Price to the Company.

     (b) The day on which the Closing actually takes place is herein sometimes referred to as the Closing Date.

7.   OTHER TRANSACTIONS AT CLOSING; FURTHER ASSURANCES.

     (a)  At the Closing, the Sellers will deliver to Buyer:

          (i)  the Conveyance Document;

          (ii) Releases of all Liens on any of the Assets other than for Liens relating to each of the truck leases assumed by Buyer, each as set forth on Schedule 1(f)(ii), except for the lien by HSBC Bank for aggregate obligations of $427,402.37 included in the Assumed Trade Payables (defined below) which shall be satisfied at Closing as evidenced by a payoff letter in Schedule 1(d), and for which Sellers' shall instruct HSBC Bank, in the form of the instruction letter set forth in Schedule 1(d), to release the obligations by way of a UCC-3 termination statement;

          (iii) copies of the certificate of incorporation of each of the Company;

          (iv) a certificate from the Secretary of State of the State of New York as to the good standing of the Company as of a recent date;

          (v)  copies of the bylaws of the Company;

          (vi) all consents from shareholders, lenders and other third parties as are required to consummate the sale of the Assets as set forth in Schedule 7(vi);

          (vii) all consents from shareholders, lenders and other third parties as are required to consummate the assignment of all contracts;

          (viii) a copy of the resolutions of the Board of Directors of the Company, together with any and all required resolutions or consents of the shareholders thereof, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby; and

          (ix) all documents required to be delivered to Buyer under the provisions of this Agreement or as may reasonably by requested by Buyer and its counsel.

     (b) On the Closing Date, Buyer shall deliver or cause to be delivered to the Company, and the Company shall receive on behalf of the Sellers, the following:

          (i) payment of the Purchase Price in accordance with terms and conditions of this Agreement;

          (ii) a copy of the resolutions of the Board of Directors of Buyer, together with any and all required resolutions or consents of each of the shareholders thereof, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby;

          (iii) such other documents as may be required pursuant to this Agreement or as may reasonably be requested by the Company and their counsel.

     (c)  At the Closing:

          (i) Buyer and Nostrand Associates shall execute and deliver the Lease Agreement.

          (ii) Buyer and Steiner shall execute and deliver an employment agreement ("Employment Agreement");

          (iii) The non-competition agreement signed by Sellers on December 22, 2006 is incorporated herein and shall be effective as of the Closing Date;

          (iv) The non-competition agreement signed by David Steiner on December 22, 2006 is incorporated herein and shall be effective as of the Closing Date.

8. The Sellers hereby jointly and severally represent and warrant to Buyer that:

     (a) Corporate Existence, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of New York; it has all requisite corporate power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated.

     (b) Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by each Seller, and the Sellers have all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which each Seller is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

     (c)  Capitalization and Corporate Records.

          (i) All issued and outstanding shares of the Company capital stock are owned beneficially and of record by Steiner.

          (ii) The copies of the Certificate of Incorporation and Bylaws of the Company provided to Buyer are true, accurate, and complete and reflect all amendments made through the date of this Agreement.

     (d) Taxes. All taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by the Company, and all interest and penalties thereon, whether disputed or not, have either been paid in full or are not due or payable on the Closing Date, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by the Company with respect to employees' withholding have been duly made. The Company has not been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and have no tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. The Company's federal income tax returns have never been audited by the Internal Revenue Service for all of its fiscal years through the year ended 2006, there is not now in force any extension of time with respect to the date on which any tax return was or is due to be filed by or with respect to the Company, or any waiver or agreement by it for the extension of time for the assessment of any tax.

     (e) The Company's capital stock issued and outstanding as of the date hereof shall constitute all of the outstanding shares of capital stock of Sellers as of the Closing Date. Steiner is the sole shareholder of the Company as of the date hereof. Other than the Company's capital stock owned by Steiner, the Company has not issued any other capital stock or other security instruments and are not committed or obligated to do so in the future. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which the Sellers, are or may become obligated to issue, assign or transfer, and there are no rights of first refusal, preemptive rights or similar rights with respect to any such shares.

     (f) No Defaults or Consents. The execution and delivery of this Agreement and the Collateral Agreements by Steiner and the performance by Steiner of his respective obligations hereunder and thereunder will not violate or conflict with any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which Steiner is a party, or by which the properties or assets of Steiner or his Affiliates are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to consummate the transactions contemplated hereby.

     (g)  No Company Defaults or Consents

          (i) Neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

               (1) violate or conflict with any of the terms, conditions or provisions of the Company's Certificate of Incorporation or bylaws ;

               (2) violate any Legal Requirements applicable to the Company or its Affiliates;

               (3) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company or its Affiliates;

               (4) result in the creation of any lien, charge or other encumbrance on any properties of the Company or its Affiliates; or

               (5) require the Sellers or its Affiliates to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

     (h) No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge (as defined below) of the Sellers, threatened before any Governmental Authority seeking to restrain the Sellers or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Sellers or the properties as a result of the consummation of this Agreement or any Collateral Agreement. The term "Knowledge" shall mean the actual knowledge of Sellers, or any of the other directors, officers or managerial personnel of the Sellers with respect to the matter in question, and such knowledge as Sellers or any of the other directors, officers or managerial personnel of the Sellers reasonably should have obtained (i) in the performance of their duties to the Sellers and/or (ii) upon diligent investigation and inquiry into the matter in question.

     (i)  Liabilities; Accounts Receivable; Inventories

          (i) Except for trade payables and accrued expenses incurred since January 1, 2007 in the ordinary course of business, none of which are material, and except for the liabilities set forth in
               Schedule 8(i)(i) attached hereto, the Sellers have no material liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise).

          (ii) Schedule 8(i)(ii) lists all trade accounts payable and accrued expenses.

          (iii) Schedule 1(a)(iii) lists all trade accounts receivables.

          (iv) The Purchased Trade Receivables arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with Governmental Authorities, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the Purchased Trade Receivables in full. No such Purchased Trade Receivable has been assigned or pledged to any other person, firm or corporation, and no defense or set-off to any such account has been asserted by the account obligor or exists..

          (v) Schedule (1)(a)(i)(A) sets forth the Merchandise Inventory purchased by Buyer.

     (j) The Company's sales turnover for fiscal year ended 2006 shall not have been less than US$7,200,000.

     (k) Nostrand Associates has legal and beneficial ownership of the Principal Office, and has all requisite power and legal capacity to execute and deliver the Lease Agreement and to perform its obligations under such Lease Agreement. The Lease Agreement upon execution and delivery will constitute, the legal, valid and binding obligation of Nostrand Associates, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

     (l) Steiner is the sole managing member of Nostrand Associates and has the sole power to cause Nostrand Associates to enter in the Lease Agreement and does not require the consent, approval, or act of, or the making of any filings with, any Person.

     (m)  Absence of Certain Changes

          (i)  Since December 14, 2006, there has not been:

               (1) any event, circumstance or change that had or might have a material adverse effect on the Business, Assets, operations, prospects, properties, financial condition or working capital of the Sellers;

               (2) any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the Business, Assets, operations, prospects, Properties or financial condition of the Sellers; or

               (3) any material adverse change in the Sellers' vendor or supplier relations or in Sellers' sales patterns, pricing policies, accounts receivable or accounts payable.

               (4) any material adverse change in the Sellers' customer relations or in Sellers' customer sales patterns, pricing policies, accounts receivable or accounts payable.

          (ii) Since December 14, 2006, each Seller has not done any of the following:

               (1) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business and as set forth on Schedule 8(m)(ii), except that Sellers personally guaranteed payables to L&S, in writing, and other vendors orally;

               (2) made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to the Company;

               (3) (A) liquidated inventory or accepted product returns other than in the ordinary course, (B) accelerated receivables,
                    (C) delayed payables, or (D) changed in any material respect the Company's practices in connection with the payment of payables or the collection of receivables;

               (4) engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business; or

               (5)  committed to do any of the foregoing.

     (n) Compliance with Laws. Sellers are and have been in compliance in all respects with any and all Legal Requirements applicable to Sellers, other than failures to so comply that would not have an adverse effect on the business, operations, prospects, properties or financial condition of Sellers. Sellers (i) have not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have an adverse effect on the business, operations, prospects, properties or financial condition of Sellers, and (ii) are not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to Sellers.

     (o) Litigation. Except as otherwise set forth in Schedule 8(o), there are no claims, actions, suits, investigations or proceedings against each Seller pending or, to the Knowledge of such Seller, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the business, operations, prospects, Properties or financial condition of such Seller or on their ability to consummate the transactions contemplated hereby, and there is no basis for any such claim, action, suit, investigation or proceeding.
          Schedule 8(o) also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated since January 1, 2005.

     (p) Insurance. Schedule 1(a)(vi) hereto is a complete and correct list of all product liability insurance policies presently in effect that relate to the Company, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 1(a)(vi).

     (q) Permits; Environmental Matters. Schedule 8(r) contains a true and complete list of all Permits Used by each Seller in the conduct of the Business, setting forth the grantor, grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, each Seller has delivered to the Buyer true and complete copies of all such Permits. Except as otherwise set forth in Schedule 8(r), each Seller has all Permits necessary for such Seller to own, operate, use and maintain its properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future.

     (r)  Suppliers and Customers

          (i) The Company has been granted rights for marketing, distributing and selling products that the Company purchased from the Company's vendors. Schedule 8(r) sets forth (i) the suppliers and vendors of the Sellers collectively during each of the year ended December 31, 2006, and a specification with regard to exclusivity or non exclusive rights granted by Sellers by such suppliers and vendors, together with a list of the products purchased, including purchase prices and quantities purchased from the suppliers and vendors, and a copy of all of the Sellers agreements with any suppliers and vendors ("Vendor Agreements");
               (ii) the customers of the Company during each of the fiscal year ended December 31, 2006, together with the dollar amount of goods and/or services sold by the Company to each such customer during each such period as well as a specification as to the due date of each of the accounts receivable from such customer; and (iii) a list of the Company's agents. Each Seller maintains good relations with all suppliers and customers listed or required to be listed in Schedule 8(r) as well as with governments, partners, financing sources and other parties with whom such Seller has significant relations, and no such party has canceled, terminated or made any threat to the such Seller to cancel or otherwise terminate its relationship with the such Seller or to materially decrease its services or supplies to such Seller or its direct or indirect purchase or usage of the products of such Seller.

          (ii) All Vendor Agreements shall be assignable to Buyer and shall be assigned by Sellers to Buyer at the Closing.

          (iii) Sellers shall introduce the Company's suppliers and vendors to the Buyer and shall use their best efforts to assure that the suppliers and vendors continue the business relationship it had with the Company prior to the Closing with the Buyer.

     (s) Employees. To the Company's best knowledge, except for persons listed on Schedule 8(t), no Company employee is obligated under any contract or agreement, or subject to any judgment, decree or order of any court or other Governmental authority that would conflict with such employee's obligation to use his best efforts to promote the interests of Willi or Buyer or would conflict with Willi or Buyer's conduct of business, as contemplated hereunder. To the best knowledge of the Company, no Company employee is in violation of any term or any employment contract, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with the Company, or Company Affiliate or any previous employer. A list of the Company's employees, as well as a copy of all of the Company's agreements with such employees, is set forth on Schedule 8(t).

     (t) Salesman Contracts. Schedule 8(u) lists all of the Company's salesman contracts.

     (u) Absence of Certain Business Practices. Neither the Sellers nor any other Affiliate or agent of the Sellers, or any other person acting on behalf of or associated with the Sellers, acting alone or together, have directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Sellers (or assist the Sellers in connection with any actual or proposed transaction), in each case which (i) may subject the Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Sellers, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Sellers.

     (v)  Products, Services and Authorizations

          (i) To Sellers' Knowledge, each product distributed by the Company has been distributed in accordance with the provisions of all applicable laws, policies, guidelines and any other governmental requirements.

          (ii) There are no claims existing or threatened under or pursuant to any warranty, whether express or implied, on products sold by each Seller. There are no claims existing and there is no basis for any claim against the Sellers for injury to persons, animals or property as a result of the sale or distribution of any product by the Sellers, including, but not limited to, claims arising out of the defective or unsafe nature of its products. Each Seller has full and adequate insurance coverage for products liability claims against it.

          (iii) Set forth on Schedule 8(v)(iii) is a list of all authorizations, consents, approvals, franchises, licenses and permits required by any Person (other than a Governmental Authority) for the operation of the business of the Sellers as presently operated (the "Other Person Authorizations"). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and each Seller is in compliance with the terms of all the Other Person Authorizations. The Sellers have no knowledge of any facts which could be expected to cause them to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course. Each of the Other Person Authorizations may be assigned and transferred to the Buyer in accordance with this Agreement and each will continue in full force and effect thereafter, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval, or act of, or the making of any filings with, any Person.

     (w) Other Information. The information furnished by Sellers to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Shareholders and/or the Sellers at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading. Notwithstanding the foregoing, Sellers do no make any representation or warranty in connection with the Merchandise Inventory including Schedule 1(a)(i)(A).

     (x) The Company has good and marketable title to all of the Assets, whether real, personal, tangible or intangible except those leased or financed as listed in Schedule 1(d), and except for the lien by HSBC Bank for aggregate obligations of $427,402.37 included in the Assumed Trade Payables (defined below) which shall be satisfied at Closing as evidenced by a payoff letter in Schedule 1(d), and for which Sellers' shall instruct HSBC Bank, in the form of the instruction letter set forth in Schedule 1(d), to release the obligations by way of a UCC-3 termination statement. The Assets, except those listed in Schedule 1(d), are free and clear of restrictions or assignment and free and clear of mortgages, Liens, pledges, encumbrances, claims, conditions or restrictions. Any liens or encumbrances on Assets that may exist prior to Closing will be satisfied, released or discharged at Closing, except as provided in this Section and except those listed in Schedule 1(d). Any UCC liens on Assets will be terminated at Closing except those listed in Schedule 1(d).

9. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to the Company that:

     (a) Existence and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) Authority, Approval and Enforceability of Buyer. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite company power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all company action necessary on behalf of Buyer. This Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

     (c) Authority, Approval and Enforceability of Willi. This Agreement has been duly executed and delivered by Willi and Willi has all requisite company power and legal capacity to execute and deliver this Agreement executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby, and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby have been duly and validly authorized and approved by all company action necessary on behalf of Willi. This Agreement to which Willi is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Willi, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

          (i)  No Default or Consents

               (1) Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

                    (a) violate or conflict with any of the terms, conditions or provisions of Buyer's Certificate of Incorporation or by-laws;

                    (b)  violate any Legal Requirements applicable to Buyer;

                    (c) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to Buyer; or

                    (d) result in the creation of any lien, charge or other encumbrance on any property of Buyer.

     (d) No Proceedings. No suit, action or other proceeding is pending or, to Buyer's knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against Buyer or its properties as a result of the consummation of this Agreement.

10.  CONDITIONS TO SELLERS' AND BUYER'S OBLIGATIONS

     (a) Conditions to Obligations of the Sellers. The obligations of the Sellers to carry out the transactions contemplated by this Agreement are subject, at the option of the Sellers to the commercially reasonable satisfaction, or waiver by the Sellers, of the following conditions:

          (i) Buyer shall have furnished the Sellers with a copy of all necessary company action on its behalf to approve its execution, delivery and performance of this Agreement.

          (ii) All representations and warranties of Buyer contained in this Agreement shall be true and correct, and Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

          (iii) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Sellers or any Shareholder) shall be pending, or to the Knowledge of Sellers, threatened before any Governmental Authority seeking to restrain the Sellers or prohibit the Closing or seeking Damages against the Sellers as a result of the consummation of this Agreement.

          (iv) Buyer shall have executed the Employment Agreement with Steiner simultaneous with the Closing of this Agreement.

          (v) Buyer shall have executed the Lease Agreement with Nostrand Associates simultaneous with the Closing of this Agreement.

     (b) Conditions to Obligations of Buyer. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the commercially reasonable satisfaction, or waiver by Buyer, of the following conditions:

          (i) All representations and warranties of the Sellers contained in this Agreement shall be true and correct, and the Sellers shall have performed and satisfied all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.

          (ii) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing.

          (iii) The Sellers shall have furnished Buyer with a copy of all necessary corporate action on its behalf approving the Sellers' execution, delivery and performance of this Agreement.

          (iv) Buyer shall have received written evidence, in form and substance satisfactory to Buyer, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to the Company) where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which the Company is subject. In the event of a breach by Sellers of this Section 10(iv), Sellers shall be entitled to cure such breach within 30 days of receipt of notice given by Buyer of such breach.

          (v) No proceeding in which any of the Sellers shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States, state or foreign bankruptcy or insolvency law.

          (vi) Steiner shall execute and deliver his Employment Agreement simultaneous with the Closing of this Agreement.

          (vii) Nostrand Associates shall execute and deliver the Lease Agreement simultaneous with the Closing of this Agreement.

11.  POST-CLOSING OBLIGATIONS. Further Assurances

     (a) Publicity. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except as required by law (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

     (b)  Post-Closing Indemnity

          (i) The Sellers shall jointly and severally indemnify and hold harmless Buyer from and against any and all damages arising out of, resulting from or in any way related to (i) a breach of or the failure to perform or satisfy any of the representations, warranties, covenants and agreements made by each Seller in this Agreement or in any document or certificate delivered by the Sellers at the Closing pursuant hereto, (ii) the occurrence of any event on or prior to the date of Closing that is (or would be, but for any deductible thereunder) covered by individual policies of insurance, blanket insurance policies or self insurance programs maintained by the Sellers, (iii) the Excluded Assets, (iv) the existence of any liabilities or obligations of the Sellers (whether accrued, absolute, contingent, known or unknown, or otherwise, and whether or not of a nature appropriate for inclusion in a balance sheet in accordance with generally accepted accounting principles) other than the Assumed Obligations or (v) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

          (ii) In the event that Buyer is entitled to indemnification hereunder in any amount Sellers shall jointly and severally pay such indemnification amounts to Buyer forthwith.

          (iii) The Buyer shall indemnify and hold harmless Sellers from and against any and all damages arising out of, resulting from or in any way related to a breach of or the failure to perform or satisfy any of the representations, warranties, covenants and agreements made by Buyer in this Agreement or in any document or certificate delivered by the Buyer at the Closing pursuant hereto, or any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity..

          (iv) Willi guaranties the payment of the Assumed Trade Payables and shall indemnify and hold harmless Sellers from and against any Assumed Trade Payables not paid by Buyer .

          (v) In the event that Sellers are entitled to indemnification hereunder in any amount Buyer shall jointly and severally pay such indemnification amounts to the Company (and Company shall receive such payment on behalf of the Sellers) forthwith.

          (vi) If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from the Indemnified Party by a third party, Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party's claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party's notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including, but not limited to, the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

               (1) take such action as the Indemnifying Party may reasonably request in connection with such action,

               (2) allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

               (3) render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

          (vii) In any action or proceeding, the Indemnified Party shall have the right to retain its own counsel; but the fees and expenses of such counsel shall be at its own expense unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any suit, action or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of all parties by the same counsel would be inappropriate due to actual or potential conflict of interests between them.

          (viii) An Indemnifying Party shall not be liable under this Agreement for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

          (ix) The Indemnifying Party may settle any claim without the consent of the Indemnified Party, but only if the sole relief awarded is monetary damages that are paid in full by the Indemnifying Party. The Indemnified Party shall, subject to its reasonable business needs, use reasonable efforts to minimize the indemnification sought from the Indemnifying Party under this Agreement.

     (c) Delivery of Property Received by the Company After Closing. From and after the Closing, Buyer shall have the right and authority to collect, for the account of Buyer, all receivables and other items which shall be transferred or are intended to be transferred to Buyer as part of the Assets as provided in this Agreement, and to endorse with the name of the Sellers any checks or drafts received on account of any such receivables or other Assets. Each Seller agrees that it will transfer or deliver to Buyer, promptly after the receipt thereof, any cash or other property which such Seller receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to Buyer as part of the Assets under this Agreement.

     (d)  Assignment of Contracts.

          (i) At the option of Buyer, and notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of the Sellers thereunder so that Buyer would not in fact receive all such rights, the Sellers shall cooperate at its own expense with Buyer to the extent necessary to provide for Buyer the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment, including enforcement for the benefit of Buyer of any and all rights of the Sellers against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

          (ii) In the event the assignment of the truck leases set forth on
               Schedule 1(f)(ii) is not assignable on the Closing Date hereof, Sellers hereby agree to continue to lease and insure such trucks under the leases in effect on the Closing Date and shall make such trucks available solely to Buyer for a period not to exceed the earlier of (i) 120 days following the Closing Date and (ii) the date upon which the lease agreements set forth in Schedule 1(f)(ii) shall have been assigned to Buyer. Buyer shall pay to Sellers an amount equal to the premium and insurance payments for the leases and all costs of the truck financing and the premium insurance payments for the leases. Buyer further agrees that it shall indemnify and hold harmless Sellers from any and all damages incurred in connection with Buyer's usage of such trucks not covered and/or otherwise disclaimed under the relevant insurance policies set forth in Schedule 1(f)(ii).

MISCELLANEOUS

12. Survival on Liability. The representations, warranties, covenants and obligations of each party shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in full force for 12 full calendar months after the Closing Date. However, the representations and warranties contained in Section 8(d) (Taxes) shall continue until 30 days after all liability relating thereto is barred by all applicable statutes of limitation. If any claim for indemnification hereunder that has been previously asserted by a party to this Agreement in accordance with this Agreementy is still pending at the expiration of the applicable survival period, such claim shall continue to be subject to the indemnification provisions of this Agreement until resolved.

13.  Confidentiality.

     (a) At all times after the Closing, the Sellers shall, and shall cause the Affiliates of the Sellers and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Sellers, Buyer or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Sellers or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers, and (ii) information that is required to be disclosed by the Sellers or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that the Sellers and Shareholders promptly shall notify Buyer of any disclosure pursuant to clause (ii) of this Section.

     (b) The Buyer shall, and shall cause their respective Affiliates, employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Sellers, Buyer or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Buyer or any of its Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers, and
          (ii) information that is required to be disclosed by the Buyer or any of its Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that the Buyer shall promptly shall notify the Sellers of any disclosure pursuant to clause (ii) of this Section.

     (c) Notwithstanding anything herein to the contrary, any party to this agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any transaction contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment and tax structure.

14.  Notices.

     Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, as follows:

IF TO BUYER:                              Chen Shlein
                                          633 Court Street
                                          Brooklyn, New York 11231

With a copy to:

                                          Gadi G. Hill, Esq.
                                          Klein & Hill
                                          521 Fifth Avenue
                                          24th Floor
                                          New York, NY  10175
                                          Fax No. (212) 697-1958
                                          Tel No. (212) 697-4455

IF TO THE COMPANY AND/OR THE
Shareholder:

                                          Arie Steiner
                                          1067 E. 10th Street
                                          Brooklyn, New York 11230

With a copy to:                           Sheldon Eisenberger, Esq.
                                          The Law Offices of Sheldon Eisenberger
                                          30 Broad Street,
                                          New York, NY 10004

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery.

15. Governing Law. The provisions of this agreement and the documents delivered pursuant hereto shall be solely governed by and construed in accordance with the laws of the State of New York (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).

16.  Dispute Resolution.

     (a) The parties agree that the state or federal courts in the southern district of New York shall have exclusive jurisdiction on all matters arising out of or connected in any way with this agreement, and sellers further agree that the service of process or of any other papers upon them or any of them in the manner provided for notices hereunder shall be deemed good, proper and effective service upon them.

     (b) Each of the sellers and buyer hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this agreement, the collateral agreements or any of the other transaction documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations.

17. Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

18. Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including but not limited to, that certain Memorandum of Understanding, dated the 14th day of December 2006 by and among Willi and Sellers, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

19. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of Buyer's rights and obligations to any direct or indirect subsidiary or affiliate or prohibit the assignment of Buyer's rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

20. Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

21. Multiple Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.  References and Construction.

     (a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

     (b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

23. DEFINITIONS Capitalized terms used in this Agreement are used as defined in this Section or elsewhere in this Agreement.

     (a) Affiliate. The term "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

     (b) Collateral Agreements. The term "Collateral Agreements" shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

     (c) Confidential Information. Any information not generally known in the relevant field or industry about the Sellers' processes, activities, services or products, including software, patents, Inventions, know-how, trade secrets and information relating to research, development, purchase, accounting, marketing, merchandising, pricing, vendors, selling and customer lists. "Inventions" shall mean and include discoveries, concepts and ideas, whether patentable or not, including but not limited to processes, methods, designs, formulas, and techniques, as well as improvements thereof or know-how related thereto, which have been reduced to written form in some manner.

     (d) Contracts. The term "Contracts," when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

     (e) Damages. The term "Damages" shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

     (f) Governmental Authorities. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

     (g) Hazardous Material. The term "Hazardous Material" shall mean all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "Hazardous wastes," "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

     (h) Legal Requirements. The term "Legal Requirements," when described as being applicable to any person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person's business, operations or properties.

     (i) Liens: The term "Liens" shall mean any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities, charges and other restrictions or limitations of any kind or nature whatsoever.

     (j) Permits. The term "Permits" shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

     (k) Person. The term "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, limited liability partnership, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

     (l) Regulations. The term "Regulations" shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Internal Revenue Code.

     (m) Trade Secrets. The term "Trade Secrets" shall mean information of the Sellers including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     (n) Used. The term "Used" shall mean, with respect to the Properties, Contracts or Permits of the Sellers, those owned, leased, licensed or otherwise held by the Sellers which were acquired for use or held for use by the Sellers in connection with the Sellers' business and operations, whether or not reflected on the Sellers' books of account.

                            [Signature Page Follows]

                  EXECUTED as of the date first written above.

WF Kosher Food Distributors, Ltd.        G. Willi-Food International, Ltd., with
                                         regard to Sections 3(c) and 5(b)(i)(2)
                                         only

/s/ Pini Rozen                           /s/ Chen Shlein
--------------                           ---------------
By:                                      By:
Name: Pini Rozen                         Name: Chen Shlein


SELLERS:

Laish Israeli Food Products, Ltd.

/s/ Arie Steiner                         /s/ Arie Steiner
----------------                         ----------------
By:                                      By:
Name: Arie Steiner                       Name: Arie Steiner


Escrow Agents

Klein & Hill                             Law Offices of Sheldon Eisenberger

By: /s/ Gadi G. Hill                     By: /s/ Sheldon Eisenberger
--------------------                     ---------------------------
Name: Gadi G. Hill                       Name: Sheldon Eisenberger